US Department of                  400 Seventh St, S.W.
Transportation                       Washington D.C. 20590
Office of the Secretary
of Transportation

February 11, 1998

Ms. Steffanie J. Lewis
The International Business Law Firm, P.C.
Counsel for Baltia Air Lines, Inc.
3511 N. l3th St.
Arlington, VA 22201

Dear Ms. Lewis:

By Order 96-2-51, issued February 7, 1996, the Department of Transportation issued to Baltia Air Lines a certificate authorizing it to engage in foreign scheduled air transportation between New York, New York and St. Petersburg, Russia. The effectiveness of that certificate was conditioned upon Baltia's providing evidence of FAA certification, liability insurance coverage, and availability of sufficient funds to meet the Department's financial fitness criteria. In accordance with our rules (14 CFR 204.7), Baltia had one year from the date of issuance of Order 96-2-51 (i.e., until February 7, 1997), to complete its certification and become operational; otherwise, its authority would be revoked for dormancy. On February 6, 1997, and again on September 11, 1997 (Order 97-9-11), the Department granted Baltia six-month extensions of time in which to become operational.

On February 5, 1998, Baltia requested an additional four months to complete its financing and FAA certification with the goal of beginning service to Russia in mid-May 1998. The company has provided evidence of its continuing fitness and of the steps it has taken to obtain the necessary start-up capital and to fulfill the other conditions precedent to receiving effective authority.

In view of the progress Baltia has made toward the institution of its proposed scheduled operations, we have decided to grant Baltia an additional six-month extension. Therefore, Baltia will have until August 7,1998, in which to provide evidence of its FAA certification, operating capital and liability insurance coverage.

Sincerely,

John V. Coleman
Director
Office of Aviation Analysis